UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 8, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 8, 2005, Star Gas LLC, a Delaware limited liability company (the “Company”), which is the general partner of Star Gas Partners, L.P., a Delaware limited partnership entered into the Company’s standard form of Director and Officer indemnification agreement with the following director and officers: Joseph Cavanaugh, Chief Executive Officer and a Director of the Company; Richard Ambury, Chief Financial Officer of the Company and Dan Donovan, President and Chief Operating Officer of the Company.

In general, the indemnification agreement provides that the Company will, to the extent permitted by applicable law, indemnify the indemnitee against all expenses, judgments, fines, and penalties actually and reasonably incurred in connection with the defense or settlement of any criminal, civil or administrative action brought against the indemnitee by reason of his relationship with the Company, including third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement to the fullest extent permitted by Delaware law. The Agreements are effective as of the respective dates on which the indemnitees assumed their present positions with the Company and continue until the later of (i) 10 years after the date the indemnitee ceases to serve as an officer or director of the Company or (ii) the final termination of all proceedings as to which an indemnitee is indemnified.

The above description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01(c) Exhibits

99.1	Form of Indemnification Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By:	Star Gas LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: September 12, 2005